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                                                      									    EXHIBIT 11
                   			  FEDERAL PAPER BOARD COMPANY, INC.
           		  COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                           				   (Unaudited)

                                         						 For the                  For the
                                  					   Twelve Weeks Ended    Twenty-Four Weeks Ended
                                  					   June 18,   June 19,     June 18,    June 19,
In thousands, except per                    1994       1993         1994        1993
   share amounts
Assuming No Dilution:
Net Income (Loss)                          $12,000    $(5,200)     $ 8,700     $ 3,900
(Deduct) Dividends on
   Convertible Preferred Stock              (1,524)    (1,525)      (3,049)     (3,051)
Net Income (Loss) Available to
   Common Shares                           $10,476    $(6,725)      $5,651     $   849

Actual Weighted Average Number of
   Common Shares Outstanding                42,210     41,982       42,192      41,970

Earnings (Loss) Per Common Share
   Assuming No Dilution                       $.25      $(.16)        $.13        $.02


Assuming Full Dilution:
Net Income (Loss)                          $12,000    $(5,200)     $ 8,700     $ 3,900
(Deduct) Dividends on
   Convertible Preferred Stock              (1,509)    (1,525)      (3,018)     (3,051)
Net Income (Loss) Applicable to Common
   Shares, Common Equivalent Shares
     and Dilutive Securities               $10,491    $(6,725)     $ 5,682     $   849

Shares:
Adjusted Weighted Average Number of
   Common Shares Outstanding                42,202     41,982       42,187      41,970
Dilutive Common Equivalent Shares
   Issuable Under Stock Option Plans           281         (a)         334         184
Common Shares Issuable Upon Conversion
   of $1.20 Convertible Preferred Stock        288         (a)         289          (a)
Common Shares Issuable Upon Conversion
   of $2.875 Convertible Preferred Stock        (a)        (a)          (a)         (a)
Weighted Average Number of Common and
   Diluted Common Equivalent Shares
      and Dilutive Securities               42,771     41,982       42,810      42,154

Earnings (Loss) Per Common Share
   Assuming Full Dilution                     $.25      $(.16)        $.13        $.02
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                                                    									    EXHIBIT 11
                                                   									    (Continued)
                      			  FEDERAL PAPER BOARD COMPANY, INC.
                 		  COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                				   (Unaudited)

                                          						 For the                  For the
                                    				   Twelve Weeks Ended    Twenty-Four Weeks Ended
                                   					   June 18,   June 19,     June 18,    June 19,
In thousands, except per                    1994       1993         1994        1993
   share amounts
Primary Earnings Per Share (b):
Shares:
  Weighted Average Number of Common
    Shares Outstanding                       42,210     41,982       42,192     41,970
  Dilutive Common Equivalent Shares
    Issuable Under Stock Option Plans           164         (a)         334        184
  Weighted Average Number of Common
    and Dilutive Common Equivalent Shares    42,374     41,982       42,526     42,154

Primary Earnings (Loss) Per Common Share
  Assuming No Dilution from Common
    Equivalent Shares                         $.25      $(.16)        $.13       $.02

(a)  Antidilutive issue.

(b) The calculation of primary earnings per share is presented in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 3 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. Earnings (loss) applicable to common shares are the same as in the calculation assuming no dilution.

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